Exhibit 10.16
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 25, 2023 (the “Effective Date”) by and between SHOULDER INNOVATIONS, INC., a Delaware corporation (the “Company”), and JEFFREY POINTS (the “Executive”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to retain the Executive as an employee of the Company;
WHEREAS, the Executive will be employed as the Company’s Chief Financial Officer (the “CFO”); and
WHEREAS, the Company and the Executive desire to enter into this Agreement to embody the terms of the relationship.
NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:
AGREEMENT
1.    DUTIES; REPORTING RELATIONSHIP. Beginning on the Effective Date and continuing throughout the term of this Agreement, Executive shall be employed by the Company to serve as the CFO, reporting to the Chief Executive Officer of the Company (the “CEO”), and shall have such duties and responsibilities as are assigned to the Executive by the CEO consistent with the Executive’s position as the CFO of the Company. Upon termination of the Executive’s employment for any reason, the Executive will be deemed to have automatically resigned, effective as of the termination date, from any and all positions that the Executive holds as an officer, director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates. As used in this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity, and, with respect to the Company, it also means all of its direct or indirect subsidiaries.
2.    OFFICE LOCATION. The Executive will work remotely primarily from Executive’s residence (currently in Minnesota but subject to change by the Executive with notice to the Company), subject to periodic travel to other locations as needed or reasonably requested from time to time by the CEO.
3.    COMPENSATION AND BENEFITS.
(a)    Base Salary. The Executive’s initial annual base salary shall be $360,000 per annum, subject to all payroll deductions and all required withholdings as determined by the Company, except that during the period October 1 through October 15, 2023, Executive shall be on an unpaid leave. The Executive’s salary will be paid in accordance with the regular payroll practices of the Company for similarly situated executives. During the Executive’s employment with the Company, the Executive’s base salary will be reviewed at least annually, beginning in calendar year 2024. For the avoidance of doubt, the Executive’s base salary during the calendar year of 2023 shall be prorated by the number of days (or other measurement of time) during which the Executive was employed by the Company in the calendar year of 2023.
(b)    Performance Bonus. The Executive will be eligible to participate in any bonus program established by the Company and for which the Executive would be eligible. The Executive will be eligible to earn an annual performance bonus, paid quarterly in accordance with such bonus program, up to 50% of the Executive’s effective salary for the applicable bonus quarter based upon the Executive’s performance and the Company’s performance, subject to payroll deductions and all required withholdings (the “Performance Bonus”). The Executive must be an employee on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus. The Board (or the Compensation Committee of the Board) will determine whether the Executive has earned the Performance Bonus and the amount of any Performance Bonus in accordance with the terms of the applicable bonus plan. Notwithstanding the foregoing, provided the Executive remains employed by the Company on December 31, 2023 and the Board or Compensation Committee of the Board determines that Executive has provided satisfactory performance during calendar year 2023, Executive shall earn and the Company shall pay the Executive a Performance Bonus for calendar year 2023 in the gross amount of $41,500.00.
(c)    Option Award. Subject to the approval of the Board and terms of the Shoulder Innovations, Inc. Stock Option Plan, as amended (the “Plan”), and the form of stock option agreement issued thereunder, promptly following the Effective Date, the Company will issue the Executive an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase (the “Option Award”) 2,024,641 shares of the Company’s common stock (the “Shares”). The Option Award shall include the following additional terms: (i) the exercise price per share for the Shares shall be equal to $0.18; (ii) 25% of the Shares shall vest and become exercisable on the one (1) year anniversary of the Effective Date and the remainder of the Shares shall vest and become exercisable in equal monthly installments on the last day of each full month over the next thirty-six (36) months, subject to the Executive’s continuous service with the Company through such vesting dates; and (iii) subject to the Release Requirements, upon the occurrence of a Change in Control (as defined below), then the Shares shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to the terms and conditions of this Agreement, the Option Award and the Plan (the “Option Acceleration”).
(d)    Benefit Plans. During the Executive’s employment with the Company, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under benefit plans, practices, policies and programs provided by the Company and made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such benefit plans, practices, policies and programs at any time in its sole discretion.

(e)    Expenses. During the Executive’s employment with the Company, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company as in effect from time to time.
(f)    Paid Time Off. During the Executive’s employment with the Company, in addition to paid holidays provided by the Company, the Executive shall be entitled to utilize not less than four weeks of paid time off (“PTO”) per year in accordance with the Company’s handbook and other policies and practices for employees, as in effect from time to time. The amount of PTO available to the Executive may be increased by the Company, in its sole discretion.
4.    CONFIDENTIALITY AND PROPRIETARY INFORMATION OBLIGATIONS.
(a)    Company Policies. As a condition of the Executive’s employment, the Executive agrees to continue to abide by all Company policies, rules and regulations, including, but not limited to, the policies contained in the employee handbook adopted by the Company (as amended from time to time).
(b)    Third Party Information. In the Executive’s work for the Company, the Executive is expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom the Executive has an obligation of confidentiality. The Executive is expected to use only that information which is generally known and used by persons with training and experience comparable to the Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. The Executive hereby agrees that the Executive will not bring onto premises of the Company or use in the Executive’s work for the Company any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that the Executive is not authorized to use or disclose. By entering into this Agreement, the Executive represents that the Executive is able to perform the Executive’s job duties within these guidelines.
(c)    Exclusive Property. The Executive agrees that all business procured by the Executive that relates to the Company and the Company’s business and all Company related business opportunities and plans made known to the Executive while the Executive is employed by the Company shall remain the permanent and exclusive property of the Company.
(d)    Adverse or Outside Business Activities. Throughout the Executive’s employment with the Company, the Executive may serve on up to one for-profit board of directors and engage in related activities, subject to advance approval by the Board, may engage in civic, academic teaching and lectures, and may engage in not-for-profit activities, so long as such activities do not interfere with the performance of the Executive’s duties hereunder or present a conflict of interest with the Company. The Executive may not engage in other employment or undertake other commercial or business activities unless the Executive obtains the prior written consent of the Board. The Board may rescind consent to the Executive’s service as a director of all other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with the Executive’s duties to the Company. The Executive hereby represents and warrants that the Executive has disclosed previously to the Board all other employment or other commercial business activities that the Executive already undertakes or intends to undertake (to the extent currently known by the Executive), during the Executive’s period of employment with the Company.
5.    NO CONFLICTS. By signing this Agreement the Executive hereby represents to the Company that, except as previously disclosed to the Company: (a) the Executive’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) the Executive does not know of any conflicts that would restrict the Executive’s employment with the Company. The Executive hereby represents that the Executive has disclosed to the Company any contract the Executive has signed that may restrict the Executive’s activities on behalf of the Company, and that the Executive is presently in compliance with such contracts, if any. The Executive will not disclose to or use on behalf of the Company and its Affiliates any proprietary information of a third party without such party’s consent.
6.    AT-WILL EMPLOYMENT. Subject to Section 7 below, the Executive’s employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that the Company may terminate the Executive’s employment at any time, with or without Cause (as defined below), and with or without advance notice, and that the Executive may resign his employment at any time, with or without Good Reason (as defined below), and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by the Executive and a representative of the Company authorized to sign on behalf of the Company by the Board.
7.    SEVERANCE BENEFITS. If, at any time following the Effective Date, the Company (or any successor entity) terminates the Executive’s employment without Cause, or if the Executive resigns the Executive’s employment for Good Reason, the Executive will be eligible to receive, as the Executive’s sole severance benefits (the “Severance Benefits”): (a) severance pay in the form of continuation of the Executive’s base salary in effect as of the employment termination date for a period of twelve (12) months following the termination date of the Executive’s employment with the Company; and (b) if the Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount equal to the applicable premium otherwise payable for such COBRA continuation coverage for the twelve (12) month period following the Executive’s termination date (the “COBRA Payment Period”). The Severance Benefits shall be subject to all required payroll deductions and withholdings as determined by the Company. Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, the Executive must meet the Release Requirements (as defined below) as set forth in Section 9 within sixty (60) days after the date of the Executive’s employment termination, and the Executive shall receive no severance if the Executive fails to meet the

Release Requirements. Provided that the Executive meets the Release Requirements set forth in Section 9, the Severance Benefits set forth in subsection (a) of the first sentence of this Section 7 will be paid in equal monthly installments in accordance with the Company’s regular payroll practices, provided, however, that the first payment of such amounts will not be made to the Executive until the first regular monthly payroll date that is more than sixty (60) days after the termination date, with the first payment due on such first payroll date that is more than sixty (60) days after the termination date to include all payments that would have been due during the period beginning on the first regular monthly payroll date following the termination date and such first regular monthly payroll date after the sixtieth (60th) day following the termination date. Notwithstanding anything to the contrary in this Agreement, (i) the Executive’s entitlement to any benefits or payments related to reimbursement for COBRA premiums shall cease on such date that the Executive becomes eligible to receive health insurance coverage from another employer group health plan due to the Executive’s employment with a future employer, and (ii) if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 7, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. For purposes of mitigation and reduction of the Company’s financial obligations to the Executive under this Section 7, the Executive shall promptly and fully disclose to the Company in writing the fact that the Executive has become eligible for comparable group health, dental or life insurance coverage from any other employer, and the Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for the Executive’s failure or unwillingness to make such disclosure.
8.    CERTAIN DEFINITIONS.
(a)    Definition of Cause. “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate the Executive’s employment shall exist if any of the following occurs and the Company terminates the Executive’s employment within (y) thirty (30) days after the expiration of the 30-day cure period referenced in Section 8(a)(i) or (z) sixty (60) days after the Company’s first knowledge of an occurrence under Section 8(a)(ii)-(v): (i) the Executive’s repeated failure, in the reasonable judgment of the Board, to substantially perform the Executive’s assigned duties or responsibilities under this Agreement (for reasons other than death or disability) after written notice thereof from the Board to the Executive expressly referencing this Section 8(a) and describing in reasonable detail the Executive’s failure to perform such duties or responsibilities and the Executive having had the opportunity to address the Board, with counsel, regarding such alleged failures and the Executive’s failure to remedy same within thirty (30) days of receiving written notice; (ii) the Executive’s engaging in knowing and intentional illegal conduct that was or is injurious to the Company or its Affiliates; (iii) the Executive’s violation of a federal or state law or regulation applicable to the business of the Company or its Affiliates, which violation was or is reasonably likely to be injurious to the Company or its Affiliates; (iv) the Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Executive and the Company (or any Affiliate of the Company), including, without limitation the Invention Assignment Agreement; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, a felony comprising any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its Affiliates.
(b)    Definition of Change in Control. “Change in Control” shall mean a Deemed Liquidation Event, as defined in the Company’s Third Amended and Restated Certificate of Incorporation, as may be further amended or restated from time to time.
(c)    Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of the Executive’s employment with the Company within sixty (60) days after the Executive’s first knowledge of the occurrence of any of the following events which is not corrected by the Company within thirty (30) days after the Company (or any successor thereto) receives written notice from the Executive expressly referencing this Section 8(c) and stating that any of the following events have occurred and that the Executive asserts that grounds for a resignation for Good Reason exists as a result of: (i) the material reduction of the Executive’s authority, duties or responsibilities; provided, however, neither (y) a mere change in title or reporting relationship nor (z) eliminating the Executive’s title of Chief Financial Officer will constitute “Good Reason” for the Executive’s resignation; (ii) any reduction of the Executive’s then-current base salary or bonus opportunity set forth in Section 3 of this Agreement, not including any reduction (y) in connection with any unpaid leave of absence taken by the Executive in accordance with Company policy or applicable law or (z) made pursuant to an across the board reduction applicable to all senior executives of the Company; (iii) any requirement that does not permit the Executive to work remotely primarily from Executive’s residence as set forth in Section 2 of this Agreement; or (iv) the Company’s material breach of the compensation terms of this Agreement in Section 3. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason if the Executive shall have consented in advance in writing to the occurrence of the event giving rise to the claim of termination for Good Reason.
9.    RELEASE REQUIREMENTS. To be eligible to receive the Option Acceleration and/or the Severance Benefits, the Executive must meet the following requirements (the “Release Requirements”): (a) the Executive must first timely execute, make effective, and deliver to the Company (y) in the case of the Severance Benefits, within sixty (60) days after the date of the Executive’s employment termination or (z) in the case of the Option Acceleration, immediately prior to the effectiveness of the such Change in Control, a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, in the case of the Severance Benefits, be incorporated into a separation agreement); (b) the statutory period under which the Executive may revoke the release provided to the Company pursuant to this Section 9 shall have expired without the Executive revoking such release; and (c) the Executive must not be in material breach of any other agreement or contract between the Executive and the Company at the time of the receipt of such benefits. In the event that, during such time as the Executive continues to receive any Severance Benefits, the Executive materially breaches any other agreement or contract between the Executive and the

Company, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and the Executive will not be entitled to receive any additional Severance Benefits as of the date of the Executive’s breach.
10.    MISCELLANEOUS.
(a)    Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement. The Executive is required, as a condition to the Executive’s employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement in the form attached hereto as EXHIBIT A (the “Invention Assignment Agreement”). To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.
(b)    Entire Agreement. This Agreement, the Invention Assignment Agreement, the award agreement for the Initial Option Award and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought. If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Initial Option Award, the terms and conditions of this Agreement shall control. All non-conflicting terms of the award agreement for the Initial Option Award are hereby expressly preserved.
(c)    Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then to the extent available, the Company shall engage in the shareholder approval process set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Parachute Payments exceeding the Threshold Amount. For purposes of this Section 10(c), “Threshold Amount” shall mean three (3) times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the Treasury Regulations thereunder, less One Dollar ($1.00). Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute Parachute Payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code; provided, however, that in no event shall the Gross-up Payment exceed Five Hundred Thousand Dollars ($500,000).
(d)    Binding Effect; Severability. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns. The Company shall use its best efforts to affirmatively and contractually assign this Agreement to any acquirer of or successor in interest to the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(e)    Governing Law; Jury Trial Waiver. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. By signing this Agreement, the Executive irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. In the event that a court of competent jurisdiction holds that the foregoing provisions for the selection of Michigan law and a Michigan forum for disputes arising out of this Agreement are void or unenforceable due to the operation of Minnesota law, the parties agree that Minnesota law and a Minnesota forum shall be substituted and the parties waive all objections to such substituted forum with respect to such disputes. BY SIGNING THIS AGREEMENT THE EXECUTIVE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(f)    Mutual Drafting. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and.pdf signatures shall be equivalent to original signatures.
(g)    Notices. Any notices, requests, demands and other communications required or permitted required or permitted under this Agreement will be given to the Company at the location of its headquarters at the time notice is given, labeled “Attention: Chief Executive Officer,” and to the Executive at the Executive’s address as listed on the Company’s payroll records, or at such other address as the Company or the Executive may designate by written notice to the other. Each such notice, request, demand or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
11.    CODE SECTION 409A COMPLIANCE.
(a)    The intent of the parties is that payments and benefits under this Agreement either are exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement (and payments and benefits hereunder) shall be interpreted to be exempt from or in compliance therewith. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or for damages for failing to be exempt from or in compliance with Code Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:
(i)    With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)    To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
(d)    Subject to the applicable terms and conditions contained in Section 3(e), all reimbursements of expenses under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. Any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. No such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)    For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless and to the extent otherwise permitted by Code Section 409A. Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.
SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

SHOULDER INNOVATIONS, INC.

/s/ Jeffrey Points	By:	/s/ Robert Ball
JEFFREY POINTS	Name: Robert Ball
Title: CEO
SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS
ASSIGNMENT AND NON-SOLICITATION AGREEMENT
This EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of the date set forth below between Shoulder Innovations, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).
This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment and/or continued employment by the Company, and the compensation that the Company provides to Employee from time-to-time. This Agreement in entered into by and between the Company and Employee in connection with the Company and Employee entering into an Employment Agreement of even date herewith (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.
1.    DEFINITIONS. The following capitalized terms used in this Agreement shall have the following meanings:
(a)    “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.
(b)    “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable that either: (i) relate to any current or prospective business, work, research or investigations of the Company; (ii) were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s personnel, equipment, supplies, resources, facilities or Proprietary Information; (iii) result from or are suggested by any work that Employee may do or will have done for the Company; or (iv) were created or improved by Employee, or upon which Employee works in any fashion, during Employee’s employment with the Company.
(c)    “Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.
2.    CONFIDENTIALITY OF THE COMPANY’S PROPRIETARY INFORMATION.
(a)    Nature and Value of Proprietary Information. Employee understands that the Company has expended significant resources developing and obtaining the Proprietary Information and by virtue of Employee’s position and responsibilities with the Company, Employee will have access to and knowledge of the Company’s Proprietary Information. Employee further understands and agrees that the Company’s ability to protect its investment in its Proprietary Information and to keep that Proprietary Information for its sole and exclusive use is of great competitive importance and commercial value to the Company and the use of the Company’s Proprietary Information by another business that competes with the Company would be highly detrimental to the Company and would cause the Company irreparable harm.
(b)    Confidentiality. At all times, both during Employee’s employment with the Company and after Employee’s employment with the Company ends, regardless of the reason that employment ends, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company’s Chief Executive Officer of the Company (the “CEO”) or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that: (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records; (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain; or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.
(c)    Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.
(d)    Notice of Immunity Under Defend Trade Secrets Act of 2016. Employee understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where such disclosure is made:

(i) in confidence to a federal, state, or local governmental official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed under seal in a lawsuit or other proceeding; or (ii) in a lawsuit for retaliation by an employer for reporting a suspected violation of law, if the disclosure is made to Employee’s attorney for use in such court proceeding and if any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to a court order. Nothing in this Section 2 is intended to conflict with 18 U.S.C. § 1833(b) or to limit or expand the rights, if any, that Employee may have thereunder.
3.    INVENTIONS.
(a)    Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to Section 3(b) below, and do not extend the assignments made in such subsection.
(b)    Assignment of Inventions to the Company. Except as provided in Sections 3(c) and 3(d) and below, Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and developed for the first time (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company any right, title and interest Employee has to the Inventions. Minn. Stat. 181.78 Notice. The foregoing assignment does not and shall not apply to an invention (including an Invention as defined herein) for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.
(c)    Works Made for Hire. Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in EXHIBIT 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine. Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in EXHIBIT 1, Employee agrees to assign and hereby does assign all Employee’s rights and interest in the Invention to the Company.
(d)    List of Inventions. Employee has attached hereto as EXHIBIT 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.
(e)    Cooperation. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. Employee also agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and reasonable assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.
(f)    Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(g)    Holdover Assignment.
(i)    Employee agrees to, after the termination of Employee’s employment with the Company for any reason: (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expense such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have; and (4) execute, acknowledge and deliver all such papers (including, but not limited to, patent applications, assignments and power of attorney), and act as otherwise necessary at the request of the Company, to secure the Company the full rights to such Inventions and applications.
(ii)    The Inventions which shall come under this Section 3(g) shall include all Inventions that: (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one (1) year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company.
4.    COMPANY PROPERTY.
(a)    Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials. Employee further acknowledges and agrees that all business procured by Employee related to the Company’s business and all Company-related business opportunities and plans made known to Employee while Employee is employed by the Company will remain the permanent and exclusive property of the Company.
(b)    Handling of the Company Documents and Materials. Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only: (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation and benefits; (ii) Employee’s copy of all agreements between Employee and the Company including this Agreement; and (iii) copies of any and all stockholder agreements to which Employee is a party in Employee’s capacity as a stockholder.

5.    FAIR COMPETITION.
(a)    Nature and Value of the Company’s Investment. Employee understands that the Company has expended significant resources developing and obtaining certain beneficial relationships with its employees, consultants, advisors and customers, which are part of the Company’s Proprietary Information and goodwill and by virtue of Employee’s position and responsibilities with the Company, Employee will have access to and knowledge of the Company’s Proprietary Information and goodwill. Employee acknowledges that the Company’s ability to protect its investment in the foregoing and to keep its Proprietary Information and goodwill for its sole and exclusive use is of great competitive importance and commercial value to the Company and that the use of same by another individual or business would cause the Company irreparable harm.
(b)    Restrictive Covenants. In light of the foregoing, Employee covenants and agrees that during the entire time Employee is employed by the Company and continuing for the twelve (12) months after the date Employee’s employment with the Company ends for any reason (the “Restricted Period”) Employee shall not, directly or indirectly, with or without consideration, on Employee’s own behalf or on behalf of any other person or entity:
(i)    Encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. This restriction includes, but is not limited to, Employee’s agreement that Employee shall not retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during Employee’s employment with the Company or during the six (6) months after Employee’s employment with the Company ends. Notwithstanding the foregoing, the restrictions of this Section 5(b)(i) shall not apply with respect to: (1) the bona fide hiring and firing of Company personnel to the extent such acts are part of Employee’s duties for the Company; (2) Employee’s executive assistant; and (3) any former employee of the Company that has not worked for the Company or any of the Company’s Affiliates for at least one (1) year prior to the date of Employee’s termination of employment with the Company; or
(ii)    Interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with the Company.
6.    CONFLICTS OF INTEREST.
(a)    No Conflicts. By entering into this Agreement, Employee represents and warrants to the Company that, except as previously disclosed to the Company: (i) Employee’s employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (ii) Employee is not aware of any conflicts which would restrict Employee’s employment with the Company. Employee further represents and warrants that Employee has disclosed to the Company any contract to which Employee is a party that may restrict Employee’s activities on behalf of the Company, and that Employee is presently in compliance with such contracts, if any.
(b)    Non-Disclosure and Use of Third Party Information. By entering into this Agreement, Employee further represents and warrants that in Employee’s work for the Company, Employee will not use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom Employee has an obligation of confidentiality. Rather, Employee agrees that Employee will use only that information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee further agrees that Employee will not bring onto Company premises or use in Employee’s work for the Company, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that Employee is not authorized to use or disclose. By entering into this Agreement, Employee represents that Employee is able to perform Employee’s job duties within these guidelines.
7.    GENERAL PROVISIONS.
(a)    Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
(b)    Reasonableness of Terms; Severability. The Company and Employee agree that the terms contained in this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. The Company and Employee further agree that in the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified. Likewise, if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
(c)    Remedies. Employee acknowledges and agrees that a violation of the terms of this Agreement will give rise to irreparable injury to the Company that is adequately compensable in monetary damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by any party to this Agreement to enforce the rights of such party against the other party under this Agreement, the prevailing party shall also be entitled to recover from the other party reasonable attorneys’ fees and other costs of the action. In addition, if Employee is determined to have violated any of Employee’s obligations under this Agreement, then the applicable Restricted Period shall be extended to account for the period during which Employee was in breach.

(d)    Authorization to Notify New Employer. Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the end of Employee’s employment with the Company regardless of the reason Employee’s employment with the Company ends.
(e)    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan and any United States District Court in the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court of competent jurisdiction holds that the foregoing provisions for the selection of Michigan law and a Michigan forum for disputes arising out of this Agreement are void or unenforceable due to the operation of Minnesota law, the parties agree that Minnesota law and a Minnesota forum shall be substituted and the parties waive all objections to such substituted forum with respect to such disputes. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(f)    Entire Agreement; Amendment. This Agreement, the Employment Agreement, the award agreements for the Initial Option Award and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements or negotiations between such parties, whether written or oral. Employee understands and acknowledges that, except as set forth in this Agreement and in the Employment Agreement: (i) no other representation or inducement has been made to Employee; (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company; and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of, amendment to, or waiver of any rights under, this Agreement shall be effective unless in a writing signed by the CEO and Employee.
(g)    Nature of Obligations and Employment Relationship. Employee understands and agrees that the obligations set forth in this Agreement shall survive the end of Employee’s employment with the Company regardless of when or why Employee’s employment ends. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement; nor will the existence of any claim Employee may have against the Company operate to nullify or reduce

Employee’s obligations under this Agreement. Employee understands and agrees that nothing in this Agreement alters the at-will nature of Employee’s employment with the Company.
(h)    Construction; No Waiver; Execution. Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, will be in writing and will not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which will be deemed to be part of one original, and facsimile and.pdf signatures will be equivalent to original signatures.
EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:	EMPLOYEE:

SHOULDER INNOVATIONS, INC.

By:
Name: Robert Ball	JEFFREY POINTS
Title: CEO
Date: September 25, 2023	Date: September __, 2023

EXHIBIT 1
The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee, either alone or jointly with others, prior to Employee’s employment by the Company that Employee desires to remove from the operation of that certain Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement between the Company and Employee:
☐    No Inventions or improvements.
☐    See below:
☐    Additional sheets attached.
Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:
☐    No materials or documents
☐    See below:

EMPLOYEE:

Date: September 25, 2023	JEFFREY POINTS
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